Exhibit 5.1

SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200	901 K Street, NW
	FACSIMILE: (212) 480-8421	WASHINGTON, D.C. 20001
	WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

June 6, 2025

Heidmar Maritime Holdings Corp.

89 Akti Miaouli

Piraeus 18538 Greece

Re: Heidmar Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Heidmar Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 6, 2025 (the “Registration Statement”), with respect to the Company’s registration of the distribution of its common shares, par value $0.001 per share (the “Common Shares”). The Registration Statement relates to the sale by B. Riley Principal Capital II, LLC (“BRPC II”) of Common Shares it will acquire from the Company from time-to-time pursuant to a common shares purchase agreement (the “Purchase Agreement”), dated June 6, 2025, between BRPC II and the Company.

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that all documents contemplated by the Prospectus to be executed in connection with the distribution of the Common Shares have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and the terms of the distribution comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands and the State of New York, the Common Shares have been duly authorized and when issued and paid for as contemplated in the Prospectus and in accordance with the terms and conditions set forth in the Purchase Agreement, will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP